UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------


                                  SCHEDULE 13D
                                 (Rule 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                (Amendment No. 1)


                         INSIGNIA FINANCIAL GROUP, INC.
                       (f/k/a INSIGNIA/ESG HOLDINGS, INC.)
                       -----------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)



                           45767A 10 5 (Common Stock)
                     --------------------------------------
                                 (CUSIP Number)



                                Andrew L. Farkas
                         Insignia Financial Group, Inc.
                                 375 Park Avenue
                            New York, New York 10152
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of PERSONS Authorized to Receive Notices
                               and Communications)

                                December 1, 1998
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing persons has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13(d)-1(f) or 13(d)- 1(g), check the following box |_|.

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                                  SCHEDULE 13D
CUSIP No. 45767A 10 5
---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS

       MV, Inc.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       (Intentionally Omitted)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             251,757
   REPORTING      --------------------------------------------------------------
     PERSONS      9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       251,757

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

       251,757

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.2%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO


--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 45767A 10 5
---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS

       Andrew L. Farkas

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       (Intentionally Omitted)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            146,661
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             1,620,984
   REPORTING      --------------------------------------------------------------
     PERSONS      9    SOLE DISPOSITIVE POWER
      WITH             146,661
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       1,620,984

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

       1,767,645

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       8.3%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 45767A 10 5
---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS

       Metro Shelter Directives, Inc.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       (Intentionally Omitted)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [x ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             1,333,979
   REPORTING      --------------------------------------------------------------
     PERSONS      9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       1,133,979

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

       1,133,979

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.3%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO


--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 45767A 10 5
---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS

       R.A.F. Resources

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       (Intentionally Omitted)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             235,004
   REPORTING      --------------------------------------------------------------
     PERSONS      9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       235,004

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

       235,004

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.1%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN


--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 45767A 10 5
---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS

       F III, Inc.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       (Intentionally Omitted)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [X ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             244
   REPORTING      --------------------------------------------------------------
     PERSONS      9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       244

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

       244

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       less than 1%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       CO


--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 45767A 10 5
---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS

       Metropolitan Asset Group, Ltd.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       (Intentionally Omitted)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [x ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       New York


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             1,133,979
   REPORTING      --------------------------------------------------------------
     PERSONS      9    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       1,133,979

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

       1,133,979

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.3%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN


--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 45767A 10 5
---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS

       Robin L. Farkas

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       (Intentionally Omitted)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       United States


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            51,130
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             235,004
   REPORTING      --------------------------------------------------------------
     PERSONS      9    SOLE DISPOSITIVE POWER
      WITH             51,130
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       235,004

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

       286,134

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       1.4%

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       IN


--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 45767A 10 5
---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS

       Metropolitan Acquisition Partners IV, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       (Intentionally Omitted)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            none
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             none
   REPORTING      --------------------------------------------------------------
     PERSONS      9    SOLE DISPOSITIVE POWER
      WITH             none
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       none

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

       none

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       none

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN


--------------------------------------------------------------------------------

                                  SCHEDULE 13D
CUSIP No. 45767A 10 5
---------------------

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSONS

       Metropolitan Acquisition Partners V, L.P.

       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

       (Intentionally Omitted)


--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]


--------------------------------------------------------------------------------
   3   SEC USE ONLY




--------------------------------------------------------------------------------
   4   SOURCE OF FUNDS*

       Not applicable


--------------------------------------------------------------------------------
   5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)                                         [  ]


--------------------------------------------------------------------------------
   6   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware


--------------------------------------------------------------------------------
   NUMBER OF      7    SOLE VOTING POWER
     SHARES            none
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      8    SHARED VOTING POWER
      EACH             none
   REPORTING      --------------------------------------------------------------
     PERSONS      9    SOLE DISPOSITIVE POWER
      WITH             none
                  --------------------------------------------------------------
                  10   SHARED DISPOSITIVE POWER
                       none

--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSONS

       none

--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [  ]

--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       none

--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON*

       PN


--------------------------------------------------------------------------------

                                 Amendment No. 1
                                       to
                            Statement on Schedule 13D
                             Pursuant to Rule 13d-1
                                    under the
                   Securities Exchange Act of 1934, As Amended



     The undersigned hereby amend Items 1 though 5 of the Statement on Schedule 13D filed on their behalf for the event, dated December 1, 1998, with the Securities and Exchange Commission. Unless otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in such previously filed Statement on Schedule 13D.

Item 1.  Security and Issuer.

Item 1 is amended in its entirety by replacing the first paragraph with the following:

     This Statement on Schedule 13D relates to the common stock, par value $0.01 per share (the "Common Stock"), of Insignia Financial Group, Inc. (f/k/a Insignia/ESG Holdings, Inc.). Effective October 30, 1998, Insignia/ESG Holdings, Inc. changed its name to Insignia Financial Group, Inc. (the "Issuer"). The address of the principal executive offices of the Issuer is: 200 Park Avenue, New York, NY 10166.

Item 2.  Identity and Background.

Item 2 is amended by deleting paragraphs (a), (c) and (g) and the last paragraph. Paragraph (g) should be replaced with the following:

          g. Metropolitan Asset Group, Ltd. Metropolitan Asset Group, Ltd. ("MAG") is a corporation organized under the laws of the State of New York. MAG is the sole stockholder of MSD. MAG is owned by AF. The principal business of MAG is investment banking. The address of each of the principal business and the principal office of MAG is 113 Spring Street, New York, NY 10012.

The last paragraph should be replaced with the following:

          AF, RF, MSD, MV, MAG, the Related Limited Partnership and F III are collectively referred to herein as the "Reporting Persons." The Report Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. None of the Reporting Persons have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past five years. None of the Reporting Persons was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction, the result of which was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws during the past five years.

Item 3.  Source and Amount of Funds or Other Consideration.

Item 3 is amended in its entirety by replacing the first paragraph with the following:

     Effective December 1, 1998, each of Metropolitan Acquisition Partners IV, L.P. ("MAP IV") and Metropolitan Acquisition Partners V, L.P. ("MAP V") distributed a total of 1,712,866 shares of Common Stock (the "Distribution") to the respective partners of each of MAP IV and MAP V. No consideration was paid for the Distribution by the partners. As a result of the Distribution, MAP IV and MAP V no longer own shares of Common Stock, and therefore, no longer have a reporting requirement under Section 13(d) of the Securities Exchange Act of 1934, as amended.

Item 4.  Purpose of Transaction.

Item 4 is amended by adding the following after the first paragraph:

     The purpose of the Distribution by MAP IV and MAP V was to provide liquidity to the respective partners of each of MAP IV and MAP V.

Item 5.   Interest in Securities of the Issuer

Item 5 is amended by replacing the existing information with the following:

     As of December 1, 1998, the Reporting Persons beneficially held interests in the Common Stock as follows:



                                       Beneficial Ownership              Voting Power                Dispositive Power
                                     ------------------------        --------------------          --------------------
                                                     % of
Reporting Persons                    Shares       Outstanding        Sole          Shared          Sole          Shared
----------------                     ------       -----------        ----          ------          ----          ------
Metro Shelter Directives, Inc.       1,133,979        5.3%              --       1,133,979            --       1,133,979
Metropolitan Asset Group,            1,133,979        5.3%              --       1,133,979            --       1,133,979
Ltd.
R.A.F. Resources                       235,004        1.1%              --         235,004            --         235,004
MV, Inc.                               251,757        1.2%              --         251,757            --         251,757
F III, Inc.                                244         *                --             244            --             244
Robin L. Farkas                        292,801        1.4%          51,130         235,004        51,130         235,004
Andrew L. Farkas                     1,767,645        8.3%         146,661       1,620,984       146,661       1,620,984

--------------
    *Less than 1%


     MSD's beneficial ownership of Common Stock includes its direct ownership of 1,133,979 shares, of which 539,088 were received in the Distribution by MAP IV. MSD's shared voting and dispositive power results from its relationship with AF and MAG.

     MAG's beneficial ownership of Common Stock includes 1,133,979 shares directly owned by MSD. MAG's shared voting and dispositive power results from its relationship as the sole stockholder of MSD and its relationship with AF.

     The Related Limited Partnership's ownership of Common Stock includes its direct ownership of 235,004 shares, of which 117,502 were received in the Distribution by MAP IV. The Related Limited Partnership's shared voting and dispositive power results from its relationship with AF and RF.

     MV's beneficial ownership of Common Stock includes its direct ownership of 251,757 shares, of which 121,319 were received in the Distribution by MAP V. MV's shared voting and dispositive power results from its relationship with AF.

     F III's beneficial ownership of Common Stock includes its direct ownership of 244 shares, of which 122 shares were received in the Distribution by MAP IV. F III's shared voting and dispositive power results from its relationship with AF.

     RF's beneficial ownership of Common Stock includes (i) 51,130 shares directly owned RF and (ii) all of the shares owned by the Related Limited Partnership. RF disclaims beneficial ownership of the 6,667 shares owned by his wife. RF's shared dispositive power with respect to the shares owned by the Related Limited Partnership results from his status as a general partner of the Related Limited Partnership.

          AF's beneficial ownership of Common Stock includes (i) 146,661 shares directly owned by AF, (ii) 1,133,979 shares directly owned by MSD, (iii) all of the 235,004 shares directly owned by the Related Limited Partnership, (iv) 251,757 shares directly owned by MV, and (v) 244 shares directly owned by F III. AF's shared voting and dispositive power results from his relationships as the sole stockholder of MAG, MV and F III, and as a general partner of the Related Limited Partnership.

Acquisitions and Dispositions Since the Last Filing on Schedule 13D
-------------------------------------------------------------------

     In the Distribution, MAP IV distributed 587,526 shares to its limited partners and 587,526 shares to MSD. Of the 587,526 shares distributed to the limited partners, 117,504 shares were distributed to the Related Limited partnership and 122 shares were distributed to F III.

     In the Distribution, MAP V distributed 413,703 shares to its limited partners and 124,111 shares to MV.

     Of the 587,526 shares distributed to MSD, MSD distributed 35,220 shares to each to Mr. Jeffrey Goldberg and 4,406 shares to each of Messrs. James Aston, Frank Garrison and Ronald Uretta pursuant to agreements that AF had with each of these individuals.

     Of the 124,111 shares distributed to MV, MV distributed 930 shares to each of Messrs. James Aston, Frank Garrison and Ronald Uretta pursuant to agreements that AF had with each of these individuals.

     Other than as set forth above, the Reporting Persons did not have any transactions in the Common Stock since the most recent filing on Schedule 13D.

                                   SIGNATURES


After  reasonable   inquiry  and  to  the  best  knowledge  and  belief  of  the undersigned, the information set forth in this statement is true, complete, and correct.

Dated: December 17, 1998


                                    Metropolitan Acquisition Partners V, L.P.

                                    By:   MV, Inc., the General Partner


                                    By: /s/ Andrew L. Farkas
                                        -------------------------------
                                        Andrew L. Farkas
                                        President


                                    MV, Inc.


                                    By: /s/ Andrew L. Farkas
                                        -------------------------------
                                        Andrew L. Farkas
                                        President


                                    /s/ Andrew L. Farkas
                                    -----------------------------------
                                    Andrew L. Farkas


                                    Metropolitan Acquisition Partners IV, L.P.

                                    By: Metro Shelter Directives, Inc.,
                                        the General Partner


                                    By: /s/ Andrew L. Farkas
                                        -------------------------------
                                        Andrew L. Farkas
                                        President


                                    Metro Shelter Directives, Inc.



                                    By: /s/ Andrew L. Farkas
                                        -------------------------------
                                        Andrew L. Farkas
                                        President

                                    By: /s/ Robin L. Farkas
                                        -------------------------------
                                        Robin L. Farkas


                                    F III, Inc.


                                    By: /s/ Andrew L. Farkas
                                        -------------------------------
                                        Andrew L. Farkas
                                        President


                                    R.A.F. Resources


                                    By: /s/ Andrew L. Farkas
                                        -------------------------------
                                        General Partner



                                    Metropolitan Asset Group, Ltd.



                                    By: /s/ Andrew L. Farkas
                                        -------------------------------
                                        Andrew L. Farkas
                                        President